Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.RockofAges.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 12% Narrower First Quarter Loss

From Continuing Operations

BARRE, VERMONT, May 13, 2009 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that the loss from continuing operations for the first quarter of 2009 narrowed to $2,774,000, or $.37 per share, a 12% improvement compared to a loss from continuing operations of $3,163,000, or $.43 per share, for the first quarter of 2008.  "We have always reported a loss in the first quarter due to the seasonal nature of our business, so we are especially pleased that the production improvements and cost-cutting measures we implemented last year are delivering the positive results we anticipated even in the weakest part of our year," said Chief Executive Officer Donald Labonte.

Total revenue for the first quarter of 2009 decreased 29% to $5,938,000 from $8,390,000 for the first quarter of 2008, reflecting lower revenue in both the Company's quarry and manufacturing segments.

Quarry revenue for the three months ended April 4, 2009 decreased to $3,124,000 compared to $4,669,000 for the first quarter of 2008.  This decrease was primarily a timing issue, as quarry shipments were unusually strong in the first and fourth quarters of 2008.  The segment operating loss narrowed 30% to $772,000 compared to an operating loss of $1,099,000 a year earlier, the result of lower operating expenses and higher productivity due to the diamond wire sawing technology installed in 2008.  "Demand for our granites remains strong, and we currently expect quarry sales for 2009 as a whole to come in comparable with or slightly ahead of last year," Labonte said.

Manufacturing revenue for the first quarter of 2009 decreased to $2,814,000 compared to $3,721,000 for the first quarter of 2008.  The segment operating loss increased to $864,000 from $650,000 a year ago. "While our precision products customers have been particularly hard hit by the recession, based on current orders we expect our monument revenues for 2009 to be comparable to last year.  On balance, we currently expect manufacturing revenue for 2009 as a whole to be below 2008," Labonte said.

Unallocated corporate overhead decreased 19% to $1,041,000 for the first quarter of 2009 versus $1,287,000 for the first quarter of 2008.  Because audit and related fees are disproportionately incurred in the first quarter, the Company expects lower quarterly unallocated corporate overhead expenses for the balance of 2009. "We are confident that our unallocated corporate overhead for 2009 will be about 15% below the 2008 level," said Labonte.

Total debt at April 4, 2009 was $19.3 million.  This compares to total debt at March 29, 2008 of $24.3 million, and total debt at December 31, 2008 of $21.8 million.  As a result of the reduction in debt, interest expense for the first quarter of 2009 decreased 46% compared to the first quarter of 2008.

"We are striving to reduce debt even further this year, and are focused on maximizing profitability and cash flow to achieve this goal," Labonte said.

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Rock of Ages Reports 12% Narrower First Quarter Loss

May 13, 2009

Page Two

Recent Developments

On April 17, 2009, the Company's Canadian subsidiary acquired a gray granite quarry in Stanstead, Quebec.  For more information see the Form 8-K filed on April 23, 2009 regarding the purchase.

On April 25, 2009, the Company's unionized quarry and plant employees in Barre, Vermont voted to approve three and two-year labor agreements, respectively, with the Company.  For more information see the Form 8-K filed on April 28, 2009 regarding the new contracts.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands except per share amounts) (Unaudited)

	Three Months Ended
	April 4,	Mar. 29,
	2009	2008

Net revenue
Quarry	$ 3,124	$ 4,669
Manufacturing	2,814	3,721
Total net revenue	5,938	8,390

Cost of goods sold
Quarry	3,349	5,159
Manufacturing	2,710	3,365
Total cost of goods sold	6,059	8,524

Gross profit
Quarry	(225)	(490)
Manufacturing	104	356
Total gross profit	(121)	(134)

Selling, general and administrative expenses
Quarry	547	609
Manufacturing	968	1,006
Total SG&A expenses	1,515	1,615

Divisional operating loss
Quarry	(772)	(1,099)
Manufacturing	(864)	(650)
Divisional operating loss	(1,636)	(1,749)

Unallocated corporate overhead	1,041	1,287
Effect of pension curtailment	95	--
Other income, net	(88)	(64)
Loss from continuing operations before interest and taxes	(2,684)	(2,972)

Interest expense	206	357

Loss from continuing operations before taxes	(2,890)	(3,329)

Income tax benefit	(116)	(166)

Loss from continuing operations	(2,774)	(3,163)

Loss from discontinued operations	--	(142)

Net loss	$ (2,774)	$ (3,305)

Per share information:
Loss from continuing operations	$ (0.37)	$ (0.43)
Discontinued operations	--	(0.02)
Net loss per share - basic and diluted	$ (0.37)	$ (0.45)

Weighted average number of common
shares outstanding - basic and diluted	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
( in thousands, except per share amounts) (Unaudited)

	April 4,	Dec. 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$ 589	$ 888
Trade receivables, net	8,018	13,314
Inventories	16,339	16,840
Other current assets	2,037	1,561
Assets held for sale	831	477
Total current assets	27,814	33,080

Property, plant and equipment, net	29,353	29,998
Cash surrender value of life insurance	132	132
Intangibles, net	537	571
Goodwill	387	387
Long term investments	49	25
Other	226	249
Total assets	$ 58,498	$ 64,442

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ 4,961	$ 7,428
Current installments of long-term debt	871	517
Current installments of retirement benefits	689	567
Trade payables	1,043	1,334
Accrued expenses	1,174	2,226
Customer deposits	908	454
Total current liabilities	9,646	12,526

Long-term debt, excluding current installments	13,424	13,904
Salary continuation	5,205	5,382
Accrued pension cost	5,422	9,026
Deferred salary	1,544	1,523
Accrued post retirement benefits	1,607	1,623
Deferred tax liability	27	27
Total liabilities	36,875	44,011

Stockholders' equity:
Preferred stock $0.01 par value. Authorized
2,500,000 shares; issued and outstanding no shares	--	--
Common stock Class A, $0.01 par value. Authorized 30,000,000 shares;
4,812,342 issued and outstanding as of April 4, 2009 and December 31, 2008	48	48
Common stock Class B, $0.01 par value. Authorized 15,000,000 shares;
2,603,721 issued and outstanding as of April 4, 2009 and December 31, 2008	26	26
Additional paid-in capital	65,704	65,688
Accumulated deficit	(38,321)	(35,548)
Accumulated other comprehensive loss	(5,834)	(9,783)
Total stockholders' equity	21,623	20,431
Total liabilities and stockholders' equity	$ 58,498	$ 64,442